Exhibit 99.1

Statement Pursuant to Section 906 the Sarbanes-Oxley Act of 2002
By
Principal Executive Officer and Principal Financial Officer
Regarding Facts and Circumstances Relating to Exchange Act Filings

          We, David C. Collins and Gary R. Wright, certify that the periodic report, to which this Statement is attached, fully complies with the requirements of Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, and the information contained in the periodic report to which this Statement is attached, fairly present, in all material respects, the financial condition and results of operations of the registrant.

          IN WITNESS WHEREOF, the undersigned have executed this Statement as of the date first written above.

Dated August 6, 2002

/s/ David C. Collins

David C. Collins
Chief Executive Officer

/s/ Gary R. Wright

Gary R. Wright
Chief Financial Officer